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                                                                  EXHIBIT 11(a)





                         INDEPENDENT AUDITORS' CONSENT




The Board of Trustees and Shareholders
AIM Funds Group:

We consent to the use of our reports on the AIM Balanced Fund, AIM Global Utilities Fund, AIM Growth Fund, AIM High Yield Fund, AIM Income Fund, AIM Intermediate Government Fund, AIM Money Market Fund, AIM Municipal Bond Fund, and the AIM Value Fund (series portfolios of AIM Funds Group) dated
February 7, 1997 included herein and the references to our firm under the headings "Financial Highlights" in the Prospectus and "Audit Reports" in the Statement of Additional Information.


                                                  /s/ KPMG PEAT MARWICK LLP
                                                  KPMG Peat Marwick LLP



Houston, Texas
July 10, 1997